EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2021 FINANCIAL RESULTS

●	Increase in cash of $8.6 million in the second quarter of fiscal 2021 resulting in a total net cash increase of $47.4 million since March 31, 2020. Strong total liquidity of $169.8 million with cash at March 31, 2021 of $69.8 million and $100.0 million available on the credit facility.
●	Second quarter net revenues increased 13.7% to $82.1 million compared to net revenues of $72.2 million for the first quarter of fiscal 2021 with overall volume shipped increasing 26.1% and volume increases in each market category.
●	Gross margin percentage improved 880 basis points to 10.2% in the second quarter of fiscal 2021 from 1.4% in the first quarter of fiscal 2021. Second quarter net loss narrowed to $(3.6) million, or $(0.29) per diluted share, compared to a net loss of $(8.0) million, or $(0.65) per diluted share, in the first quarter of fiscal 2021.
●	Backlog beginning to level out at $140.9 million at March 31, 2021, a decrease of 2.9% from $145.1 million at December 31, 2020.
●	Capital investment in the first six months of fiscal 2021 of $2.1 million and forecast for capital spending in fiscal 2021 of $10.0 million.
●	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, April 29, 2021 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter ended March 31, 2021.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“We are encouraged by the improvement in our results this quarter.  Sequentially, revenue grew 13.7% and gross margins improved by 880 basis points.  In addition, working capital improvements, led by inventory, along with cost reductions over the past 12 months have resulted in $70 million of cash on our balance sheet,” said Michael L. Shor, President and Chief Executive Officer.  “We are pleased with our market share driven growth in our IGT market and we expect meaningful improvement in the commercial aerospace market later this calendar year.  Looking at our business in general, industry data points in our key markets are beginning to turn favorable.”

2nd Quarter Results

Net Revenues.  Net revenues were $82.1 million in the second quarter of fiscal 2021, a decrease of 26.4% from $111.6 million in the same period of fiscal 2020.   Volume was 3.5 million pounds in the second quarter of fiscal 2021, a decrease of 18.6% from 4.3 million pounds in the same period of fiscal 2020.  The decrease in volume is primarily attributable to the slowdown in demand caused by the COVID-19 pandemic, primarily impacting the aerospace supply chain, partially offset by increased sales pounds in the flue-gas desulfurization market.  The product average selling price was $22.05 per pound in the second quarter of fiscal 2021, a decrease of 8.7% from $24.15 per pound in the same period of fiscal 2020.   The decrease in average selling price per pound largely reflects a lower value product mix and other pricing considerations, which decreased the average selling price per pound by approximately $3.16, partially offset by higher market prices of raw materials, which increased average selling price per pound by approximately $1.06.

Cost of Sales. Cost of sales was $73.7 million, or 89.8% of net revenues, in the second quarter of fiscal 2021 compared to $92.3 million, or 82.7% of net revenues, in the same period of fiscal 2020. The decrease was primarily due to lower volumes combined with the Company’s actions taken to lower costs in response to COVID-19, partially offset by reduced absorption due to the lower volumes.

Gross Profit.  As a result of the above factors, gross profit was $8.4 million for the second quarter of fiscal 2021, a decrease of $10.9 million from the same period of fiscal 2020. Gross margin as a percentage of net revenue decreased to 10.2% in the second quarter of fiscal 2021 as compared to 17.3% in the same period of fiscal 2020.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $11.3 million for the second quarter of fiscal 2021, an increase of $0.5 million, or 4.4%, from the same period of fiscal 2020.  Selling, general and administrative expense as a percentage of net revenues increased to 13.7% for the second quarter of fiscal 2021 compared to 9.7% for the same period of fiscal 2020.  Changes in incentive compensation expense and foreign exchange losses were partially offset by cost saving measures, primarily due to headcount reductions, reduced executive salaries, reduced board fees and reduced travel and entertainment expenses.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 1.1% of net revenue, for the second quarter of fiscal 2021, compared to $1.0 million, or 0.9% of net revenue, in the same period of fiscal 2020. The reduction in spend as compared to the second quarter of fiscal 2020 is primarily attributable to lower salaries and wages as a result of lower hours worked and reduced headcount.

Operating Income/(Loss).  As a result of the above factors, operating loss in the second quarter of fiscal 2021 was ($3.7) million compared to operating income of $7.5 million in the same period of fiscal 2020.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $0.4 million in the second quarter of fiscal 2021 compared to $1.7 million in the same period of fiscal 2020.  The decrease in expense was primarily driven by favorable retiree health care spending and higher than expected return on plan assets.

Income Taxes. Income tax benefit was $0.8 million in the second quarter of fiscal 2021, a difference of $2.2 million from income tax expense of $1.4 million in the second quarter of fiscal 2020, driven primarily by a difference in income (loss) before income taxes of $9.9 million. Additionally, income tax benefit is being adversely impacted by certain expenses related to executive compensation that are deemed non-deductible.

Net Income/(Loss).  As a result of the above factors, net loss in the second quarter of fiscal 2021 was ($3.6) million, compared to net income of $4.1 million in the same period of fiscal 2020.

Volumes, Competition and Pricing

Overall volume improved sequentially in the second quarter of fiscal 2021 to 3.5 million pounds which was the best volume quarter since the pandemic began roughly one year ago.  All four of the Company’s market categories improved with overall volume improving 26.1% in the second quarter compared sequentially to the first quarter of fiscal 2021.  Management believes the first quarter was the bottom and that we have now come off the bottom of this COVID-19 driven downturn from a volume perspective.  Looking at volume on a year-over-year basis, volume shipped decreased 18.6% with pounds shipped into the aerospace market down 47.9% in the second quarter of fiscal 2021 compared to the same period last year which was mostly prior to the announcement of the virus as a pandemic or a national emergency.  The significant reduction in aerospace demand continues to be the main driver of our low overall levels due to the negative impact of the COVID-19 global pandemic.  Volumes shipped into the industrial gas turbine market and other markets increased in the second quarter of fiscal 2021 compared to the same period last year while the volumes shipped into the chemical processing market remained relatively flat.

The product average selling price per pound in the second quarter of fiscal 2021 was $22.05, which decreased both sequentially and year-over-year due primarily to product mix.  The Company continues to pursue price increases in its high-value differentiated products while also pursuing volume increases with competitively priced quotes of commodity product.

Gross Profit Margin Trend Performance

The significant drop in volumes resulting from the COVID-19 pandemic compressed margins significantly in the third and fourth quarters of fiscal 2020 to 3.3% and 4.9%, respectively.  The volume impact was even more significant in the first quarter of fiscal 2021, compressing gross margins to 1.4% with volumes and revenue at their lowest point.  Throughout this low volume COVID driven downturn, the Company faced the industry-wide challenge of reducing spending commensurate with reductions in production volume.  Fixed overhead costs incurred that could not be reduced proportionally to reduced volume were directly charged to cost of sales as follows: $5.9 million in the third quarter of fiscal 2020, 4.0 million in the fourth quarter of fiscal 2020, $5.9 million in the first quarter of fiscal 2021, and $2.8 million in the second quarter of fiscal 2021.  Gross margins in the second quarter of fiscal 2021 improved sequentially by 880 basis points, primarily due to higher volumes combined with solid cost controls.

Backlog

The Company has continued to experience lower than normal order entry levels attributable primarily to the global COVID-19 pandemic and its unprecedented impacts on the economy, including significant supply chain inventory reductions, however, the reduction in backlog over the past four quarters appears to have levelled out.  Backlog was $140.9 million at March 31, 2021, a decrease of $4.3 million, or 2.9%, from $145.1 million at December 31, 2020.  Backlog pounds at March 31, 2021 increased sequentially during the first quarter of fiscal 2021 by 0.3% as compared to December 31, 2020.  The average selling price of products in the Company’s backlog decreased to $25.06 per pound at March 31, 2021 from $25.89 per pound at December 31, 2020, reflecting a change in product mix to lower value products.  Visibility continues to be limited due to the uncertainty surrounding the impact of COVID-19 and the various mitigation measures undertaken within the various supply chains.

Capital Spending

During the first six months of fiscal 2021, capital investment was $2.1 million, and total planned capital expenditures for fiscal 2021 are expected to be approximately $10.0 million to allow for maintaining reliability within operations.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $232.6 million at March 31, 2021, a decrease of $32.3 million, or 12.2%, from $264.9 million at September 30, 2020. The decrease resulted primarily from inventory and accounts receivable decreasing $19.3 million and $5.0 million, respectively, during the first six months of fiscal 2021 and accounts payable and accrued expenses increasing by $8.1 million during the first six months of fiscal 2021.

Liquidity

The Company had cash and cash equivalents of $69.8 million at March 31, 2021, compared to $47.2 million at September 30, 2020.  Additionally, there were zero borrowings against the line of credit outstanding as of March 31, 2021.

Net cash provided by operating activities in the first six months of fiscal 2021 was $31.1 million compared to net cash provided by operating activities of $0.8 million in the first six months of fiscal 2020, an increase of $30.3 million.  Cash flow from operating activities in the first six months of fiscal 2021 was favorably impacted by a decrease in inventory of $22.2 million during the first six months of fiscal 2021 as compared to an increase in inventory of $21.2 million during the same period of fiscal 2020, partially offset by a net loss of $(11.7) million during the first six months of fiscal 2021 as compared to net income of $7.3 million during the same period of fiscal 2020.   Additionally, increases in accounts payable of $7.5 million had a favorable impact on the cash flow from operating activities in the first six months of fiscal 2021 as compared to decreases in accounts payable of $(7.7) million during the same period of fiscal 2020.  This was partially offset by lower decreases in accounts receivable of $5.9 million in the first six months of fiscal 2021 as compared to increases of $11.1 million during the same period of fiscal 2020.

Net cash used in investing activities was $2.1 million in the first six months of fiscal 2021 which was lower than cash used in investing activities of $4.1 million during the same period of fiscal 2020 due to lower additions to property, plant and equipment.

Net cash used in financing activities was $6.9 million in the first six months of fiscal 2021, a difference of $31.6 million from cash provided by financing activities, primarily driven by the borrowing of $30.0 million against the revolving line of credit during the first six months of fiscal 2020 in addition to cash paid for debt issuance costs in the first six months of fiscal 2021 resulting from the new U.S. revolving credit facility (described below).  Dividends paid of $5.6 million during the first six months of fiscal 2021 were comparable to the same period of fiscal 2020.

Dividend Declared

On April 29, 2021, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable June 15, 2021 to stockholders of record at the close of business on June 1, 2021.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

The reduction in aerospace demand continues to be the main driver of the Company’s overall low sales levels.  The Company believes that the aerospace market will begin to show meaningful incremental improvement late this calendar year.  Therefore, it is expected that the upcoming third quarter fiscal 2021 revenue and earnings will be similar to the second quarter of fiscal 2021.  The Company expects continued solid liquidity throughout fiscal 2021 and to be favorably positioned for the recovery.

Earnings Conference Call

The Company will host a conference call on Friday, April 30, 2021 to discuss its results for the second quarter of fiscal 2021.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, April 30, 2021	Dial-In Numbers:	844-602-0380 (Domestic)
Time:	9:00 a.m. Eastern Time		862-298-0970 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, April 30th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, May 28, 2021. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Conference Pin:	40856

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2021 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results on our results, capital expenditures, demand for our products and operations, dividends and the impact of COVID-19 on the economy and our business, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties..  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2021	2020	2021
Net revenues	$111,563	$82,063	$220,016	$154,240
Cost of sales	92,267	73,678	181,977	144,868
Gross profit	19,296	8,385	38,039	9,372
Selling, general and administrative expense	10,785	11,257	22,292	20,990
Research and technical expense	1,028	864	1,910	1,651
Operating income (loss)	7,483	(3,736)	13,837	(13,269)
Nonoperating retirement benefit expense	1,700	359	3,400	718
Interest income	(10)	(1)	(24)	(5)
Interest expense	296	298	547	602
Income (loss) before income taxes	5,497	(4,392)	9,914	(14,584)
Provision for (benefit from) income taxes	1,429	(760)	2,578	(2,925)
Net income (loss)	$4,068	$(3,632)	$7,336	$(11,659)
Net income (loss) per share:
Basic	$0.32	$(0.29)	$0.58	$(0.94)
Diluted	$0.32	$(0.29)	$0.58	$(0.94)
Weighted Average Common Shares Outstanding
Basic	12,474	12,514	12,467	12,503
Diluted	12,504	12,514	12,497	12,503

Dividends declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	March 31,
	2020	2021
ASSETS
Current assets:
Cash and cash equivalents	$47,238	$69,820
Accounts receivable, less allowance for doubtful accounts of $545 and $528 at September 30, 2020 and March 31, 2021, respectively	51,118	46,097
Inventories	246,124	226,865
Income taxes receivable	3,770	3,065
Other current assets	3,285	4,617
Total current assets	351,535	350,464
Property, plant and equipment, net	159,819	152,696
Deferred income taxes	30,551	33,591
Other assets	8,974	8,068
Goodwill	4,789	4,789
Other intangible assets, net	5,056	5,812
Total assets	$560,724	$555,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,555	$23,689
Accrued expenses	14,757	16,692
Income taxes payable	—	166
Accrued pension and postretirement benefits	3,403	3,403
Deferred revenue—current portion	2,500	2,500
Total current liabilities	38,215	46,450
Long-term obligations (less current portion)	8,509	8,347
Deferred revenue (less current portion)	12,829	11,579
Deferred income taxes	2,131	2,164
Operating lease liabilities	1,719	1,519
Accrued pension benefits (less current portion)	105,788	101,145
Accrued postretirement benefits (less current portion)	90,032	90,325
Total liabilities	259,223	261,529
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,681,280 and 12,758,078 shares issued and 12,622,371 and 12,688,730 shares outstanding at September 30, 2020 and March 31, 2021, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	257,583	259,796
Accumulated earnings	120,943	103,721
Treasury stock, 58,909 shares at September 30, 2020 and 69,348 shares at March 31, 2021	(2,437)	(2,675)
Accumulated other comprehensive loss	(74,601)	(66,964)
Total stockholders’ equity	301,501	293,891
Total liabilities and stockholders’ equity	$560,724	$555,420

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2020	2021
Cash flows from operating activities:
Net income (loss)	$7,336	$(11,659)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	9,639	9,588
Amortization	100	231
Pension and post-retirement expense - U.S. and U.K.	6,897	4,080
Change in long-term obligations	(24)	(15)
Stock compensation expense	1,631	2,213
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	(1,782)	(3,941)
Loss on disposition of property	—	23
Change in assets and liabilities:
Accounts receivable	11,122	5,927
Inventories	(21,192)	22,210
Other assets	(961)	(624)
Accounts payable and accrued expenses	(7,668)	7,496
Income taxes	1,447	897
Accrued pension and postretirement benefits	(4,488)	(4,051)
Net cash provided by (used in) operating activities	807	31,125
Cash flows from investing activities:
Additions to property, plant and equipment	(4,100)	(2,103)
Net cash used in investing activities	(4,100)	(2,103)
Cash flows from financing activities:
Revolving credit facility borrowings	30,000	—
Dividends paid	(5,523)	(5,604)
Proceeds from exercise of stock options	422	—
Payment for purchase of treasury stock	(198)	(238)
Payment for debt issuance cost	—	(987)
Payments on long-term obligation	(82)	(106)
Net cash used in financing activities	24,619	(6,935)
Effect of exchange rates on cash	42	495
Increase (decrease) in cash and cash equivalents:	21,368	22,582
Cash and cash equivalents:
Beginning of period	31,038	47,238
End of period	$52,406	$69,820

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
(dollars in thousands)	2020	2020	2020	2020	2021
Net revenues	$111,563	$80,576	$79,938	$72,177	$82,063
Gross profit margin	19,296	2,639	3,954	987	8,385
Gross profit margin %	17.3%	3.3%	4.9%	1.4%	10.2%
Net income (loss)	4,068	(8,097)	(5,717)	(8,027)	(3,632)
Net income (loss) per share:
Basic	$ 0.32	($ 0.65)	($ 0.46)	($ 0.65)	($ 0.29)
Diluted	$ 0.32	($ 0.65)	($ 0.46)	($ 0.65)	($ 0.29)

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2020	2020	2020	2020	2021
Net revenues (in thousands)
Aerospace	$59,172	$40,375	$33,590	$24,555	$30,601
Chemical processing	15,832	12,143	18,483	15,256	15,068
Industrial gas turbines	16,701	13,673	12,439	13,967	16,436
Other markets	12,762	11,203	9,259	12,779	15,546
Total product revenue	104,467	77,394	73,771	66,557	77,651
Other revenue	7,096	3,182	6,167	5,620	4,412
Net revenues	$111,563	$80,576	$79,938	$72,177	$82,063

Shipments by markets (in thousands of pounds)
Aerospace	2,261	1,523	1,142	904	1,177
Chemical processing	689	578	789	601	682
Industrial gas turbines	990	768	752	798	1,064
Other markets	386	302	264	489	599
Total shipments	4,326	3,171	2,947	2,792	3,522

Average selling price per pound
Aerospace	$26.17	$26.51	$29.41	$27.16	$26.00
Chemical processing	22.98	21.01	23.43	25.38	22.09
Industrial gas turbines	16.87	17.80	16.54	17.50	15.45
Other markets	33.06	37.10	35.07	26.13	25.95
Total product (product only; excluding other revenue)	24.15	24.41	25.03	23.84	22.05
Total average selling price (including other revenue)	$25.79	$25.41	$27.13	$25.85	$23.30